Exhibit 10.1

Certain identified information has been excluded from the exhibit by means of marking such information with brackets and asterisks because such information is both not material and is the type that the registrant treats as private or confidential.

$51,000,000

CREDIT AGREEMENT

among

CADIZ INC.,

a Delaware corporation
as Borrower,

and

LYTTON RANCHERIA OF CALIFORNIA,

federally recognized Indian tribe, a Tribal Government
as Lender

Dated as of October 27, 2025

i

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of October 27, 2025 (the “Effective Date”), is entered into by and among Cadiz Inc., a Delaware corporation (the “Borrower”), and Lytton Rancheria of California, a federally recognized Indian tribe, a Tribal Government, as lender (the “Lender”).

WHEREAS, the Borrower desires to borrow up to Fifty-One Million and 00/100 Dollars ($51,000,000.00) (the “Maximum Loan Commitment”) from Lender.

WHEREAS, the Lender is willing to make a loan to the Borrower in an amount up to the Maximum Loan Commitment (the “Loan”) on the terms and conditions set forth in this Agreement. Each draw or advance under the Loan shall be hereunder referred to as a “Loan Disbursement.”

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Affiliate”: means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement”: as defined in the preamble hereto.

“Borrower”: as defined in the preamble hereto.

“Borrowing Notice”: shall mean a notice to Lender in the form attached hereto as Exhibit A.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City and Los Angeles are authorized or required by law to close.

“Cadiz Conversion Shares”: as defined in Section 2.8(b).

“Closing Date”: October 27, 2025.

“Commitment Expiration Date”: April 30, 2027.

“Commitment Fee Shares”: as defined in Section 2.6(a).

“Commitment Period”: means the period commencing on the Effective Date and ending on the Commitment Expiration Date.

“Common Stock”: the common Capital Stock, par value $0.01 per share, of Borrower.

“Control”: means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, or the power to approve or disapprove of any major decisions to be made by or on behalf of any Person, in each case whether through the ability to exercise voting power, by contract or otherwise (and the terms “Controlled” and “Controlling” have meanings correlative thereto).

“Conversion Agreement”: means a written agreement between Borrower and Lender effecting the conversion of the Loan into the Storage Cash Flows Right in form and substance to be agreed upon by Lender and Borrower following the date of this Agreement and prior to execution of the LLCA. Lender’s approval to the form of Conversion Agreement shall be granted or withheld in Lender’s sole and absolute discretion.

“Conversion Election Period”: as defined in Section 2.3(c).

“Conversion Factor”: means the lesser of: (a) One Hundred Percent (100%); and (b) a fraction, expressed as a percentage, where: (i) the numerator is equal to the sum of: (A) the outstanding principal amount of the Loan as of the date of determination, plus (B) the accrued and outstanding interest as of the date of determination; and (ii) the denominator is an amount equal to the Maximum Loan Commitment.

“Default Interest”: as defined in Section 2.4(c).

“Default Rate”: as defined in Section 2.4(c).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Effective Date”: as defined in the preamble hereto.

“Event of Default”: any of the events specified in Section 5; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Extended Maturity Date”: April 30, 2036

“Funding Date”: means any date a Loan Disbursement is made by Lender.

“Funding Fee Shares”: as defined in Section 2.6(b).

“Governmental Authority”: means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers, or functions of or pertaining to government.

“Indebtedness”: means the Loan and all obligations of Borrower under and in connection with any Loan Document.

“Initial Maturity Date”: April 30, 2031.

“Interest Payment Date”: means each March 31, June 30, September 30, and December 31.

“Interest Payment Election Notice”: means, with respect to each payment of interest due and owing under Section 2.4(a), a written notice from Lender to Borrower confirming whether Lender elects to be paid in cash in immediately available funds or, upon mutual agreement between Borrower and Lender, in Interest Shares.

“Interest Rate”: as defined in Section 2.4(b).

“Interest Shares”: as defined in Section 2.4(a).

“Lender”: as defined in the preamble hereto, and each of its permitted successors and assigns.

“LLC”: as defined in Section 2.8(a).

“LLCA”: as defined in Section 2.8(a).

“LLC Conversion”: means the conversion by Lender of the Storage Cash Flows Right into the LLC Conversion Interests.

“LLC Conversion Interests”: as defined in Section 2.8(a).

“Loan”: as defined in the recitals hereto.

“Loan Disbursement”: as defined in the recitals hereto.

“Loan Disbursement Conditions”: as defined in Section 4.1.

“Loan Documents”: means collectively, this Agreement, the Note, and all other documents, instruments and agreements now or hereafter executed by Borrower in connection with the Loan, the payment of the Indebtedness, or the performance of the Obligations under this Agreement, as they may from time to time be amended, supplemented or restated.

“Material Adverse Event”: means any act, event, condition, or circumstance which is reasonably likely to materially and adversely affect: (a) the business condition (financial or otherwise), business operations or any properties of Borrower, taken as a whole; (b) the ability of Borrower to perform its obligations under any Loan Document to which it is a party or by which it is bound; (c) the enforceability of Lender’s rights and remedies under any Loan Document; or (d) the right to receive the Storage Cash Flows.

“Maturity Date”: means the Initial Maturity Date, as the same may be extended in accordance with this Agreement.

“Maximum Loan Commitment”: as defined in the recitals hereto.

“Maximum Rate”: means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received, or reserved by Lender in accordance with applicable California law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive, or reserve a greater amount of interest than under California law).

“Mojave Groundwater Bank”: as defined in Section 3.5.

“Note”: as defined in Section 2.1(a).

“Person”: means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Potential Event of Default”: means the existence of any event or circumstance for which (a) a grace period has commenced under the Loan Documents and, if such event or circumstance is not remedied within the required time period, would constitute an Event of Default; or (b) a notice of default has been sent under the Loan Documents and, if such event or circumstance is not remedied within the required time period, would constitute an Event of Default.

“Prepayment Notice”: as defined in Section 2.3(b).

“Requirement of Law”: means, with respect to any Person: (a) the charter, articles or certificate of organization or incorporation, bylaws, or operating, management or partnership agreement, or other organizational or governing documents of such Person; and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction, or determination of any arbitrator or court or other Governmental Authority (including environmental laws), in each case applicable to, or binding upon, such Person or any of its property or to which such Person or any of its property is subject.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Act”: as defined in Section 2.4(a).

“Shares”: mean any Commitment Fee Shares, Funding Fee Shares and Interest Shares.

“Solvent”: when used with respect to any Person, means that, as of any date of determination: (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured; (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and (d) such Person will be able to pay its debts as they mature. For purposes of this definition: (i) “debt” means liability on a “claim”; and (ii) “claim” means any: (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured, or unsecured.

“Storage Cash Flows”: as defined in Section 2.8(a).

“Storage Cash Flows Right”: means a contractual right of Lender to receive a percentage of cash flows generated from Borrower’s water-storage rights in the Mojave Groundwater Bank, as more fully described in Section 2.8(a), equal to the product of (a) Fifty-One Percent (51%) multiplied by (b) the Conversion Factor.

“Storage Cash Flows Right Conversion”: means the conversion by Lender of all the outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon, into the Storage Cash Flows Right.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“United States” or “U.S.”: the United States of America.

1.2 Other Definitional Provisions.

(a) As used herein and any certificate or other document made or delivered pursuant hereto or thereto: (i)  the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings); (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock of others, securities, revenues, accounts, leasehold interests and contract rights; and (iv) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated, supplemented, or otherwise modified from time to time.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Accounting terms not otherwise defined shall be construed in accordance with US GAAP.

SECTION 2. AMOUNT AND TERMS OF LOAN AND LOAN DISBURSEMENTS

2.1 Loan; Borrowing Mechanics.

(a) Commitment. Upon, and subject to, the terms and conditions set forth herein, the Lender agrees to make the Loan to Borrower in the aggregate principal amount of the Maximum Loan Commitment. The Loan shall be evidenced by the Promissory Note in the form attached hereto as Exhibit B (the “Note”). The proceeds of the Loan shall be advanced in one or more Loan Disbursements on Funding Dates in the Commitment Period. The Loan shall be for a term commencing on the Effective Date and ending on the Initial Maturity Date; provided, however, that in the event on the Initial Maturity Date any principal amount in respect of the Loan remains outstanding, so long as: (i) no Event of Default shall have occurred and be continuing under this Agreement; and (ii) Borrower shall have paid the Extension Fee in accordance with Section 2.6, below, the Initial Maturity Date shall automatically be deemed to have been extended to the Extended Maturity Date.

(b) Borrowing Notice. Each request for a Loan Disbursement shall be made by Borrower’s delivery of a Borrowing Notice (which may be made by electronic mail to the address designated for the Lender pursuant to Section 6.2), signed or transmitted by a duly authorized officer of Borrower, and delivered to Lender not later than 12:00 noon (New York City time) (or such later time as the Lender may consent to in its sole discretion) five (5) Business Days prior to the requested Funding Date; provided that Lender’s obligation to fund is expressly conditioned on Borrower’s satisfaction of all Loan Disbursement Conditions. Notwithstanding anything to the contrary set forth in this Agreement: (i) the aggregate principal amount of all Loan Disbursements requested by the Borrower under this Agreement shall not exceed the Lender’s Maximum Loan Commitment; and (ii) the Lender’s Maximum Loan Commitment shall be automatically reduced by the principal amount of each Loan Disbursement funded by the Lender. Once the Lender has fully-funded the Maximum Loan Commitment, Lender shall have no further obligation to make any Loan Disbursements under this Agreement. Amounts paid or prepaid in respect of the Loan may not be reborrowed.

(c) Loan Disbursements. Subject to the terms and conditions set forth herein, including, without limitation, the Loan Disbursement Conditions, the Lender shall fund each Loan Disbursement requested by the Borrower pursuant to a Borrowing Notice on the Funding Date therefor by causing same-day funds in United States Dollars equal to the principal amount of the Loan that is the subject of the Loan Disbursement to be credited to the requested account, in each case, as designated by the Borrower in the applicable Borrowing Notice.

(d) Use of Proceeds. Loan proceeds shall be used solely for purposes described in Section 3.5, including the financing, development and operation of the Mojave Groundwater Bank.

2.2 Repayment of Loan. Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with Section 2.4, below. The outstanding principal amount of the Loan shall be due and payable to the Lender on the Maturity Date in accordance with Section 2.5. Borrower shall pay the Indebtedness, or any part thereof, without notice, demand, counterclaim, setoff, deduction, or defense and without abatement, suspension, deferment, diminution, or reduction by reason of: (a) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, or other like proceeding relating to Lender or Borrower, or any action taken by any court, in any such proceeding; (b) any claim that Borrower has or might have against Lender; (c) any default or failure on the part of Lender to perform or comply with the Loan Documents, or any other agreement with Borrower; or (d) any other occurrence, whether similar or dissimilar to the foregoing, whether or not Borrower has notice or knowledge of any of the foregoing. Except as expressly provided herein, Borrower waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution, or reduction of the indebtedness. Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only; any failure to pay the entire amount then due shall constitute and continue to be an Event of Default under this Agreement.

2.3 Cash Prepayments.

(a) Prohibition Against Cash Prepayments. Borrower shall be expressly prohibited from making any partial prepayment of the Loan in cash without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole and absolute discretion. Borrower shall not be permitted to prepay the entire Loan in cash, except as permitted pursuant to this Section 2.3, without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole and absolute discretion.

(b) Prepayment Notice. In the event Borrower desires to prepay the Loan in full in cash, Borrower shall be required to first provide Lender written notice of its intent to prepay the Loan in full in cash (such notice, the “Prepayment Notice”); provided, however, that Borrower shall be expressly prohibited from delivering any Prepayment Notice at any time a Potential Event of Default or Event of Default has occurred and is continuing. Borrower may not revoke any Prepayment Notice delivered to Lender.

(c) Lender Right to Elect to Convert Loan Upon Prepayment Notice. Lender may, in its sole discretion, within ten (10) Business Days from receipt of such Prepayment Notice (such period, the “Conversion Election Period”) elect to convert the outstanding principal amount of the Loan, together with all unpaid interest then accrued thereon, into a contractual right to receive Storage Cash Flows in accordance with Section 2.8(a), below. To make such election, Lender shall be required to deliver written notice of such election to Borrower prior to the expiration of the Conversion Election Period. Notwithstanding the foregoing, if, at the time Lender elects to convert the outstanding principal amount of the Loan, together with all unpaid interest then accrued thereon, in accordance with this Section 2.3(c), the Lender has not made Loan Disbursements totaling the Maximum Loan Commitment, then at the time of conversion, Lender shall have the option, but not the obligation, to make a Loan Disbursement in an amount equal to the sum of: (i) the Maximum Loan Commitment, minus (ii) the sum of all Loan Disbursements funded as of the time of conversion, such that the Loan is fully-funded at the time of conversion.

(d) Prepayment Right. In the event Lender fails to elect to convert the outstanding principal amount of the Loan, together with all unpaid interest then accrued thereon, in accordance with Section 2.3(c), the Borrower shall prepay the amount of the Loan set forth in the Prepayment Notice on or before the date thirty (30) days after expiration of the Conversion Election Period. If Lender elects to convert the outstanding principal amount of the Loan, together with all unpaid interest then accrued thereon, in accordance with Section 2.3(c), the Borrower shall have no right to prepay the Loan in cash.

2.4 Interest.

(a) Interest Payments. Interest on the outstanding principal balance of the Loan shall be due quarterly (in arrears) on each Interest Payment Date and must be received by the Lender no later than 3:00 p.m. (New York time) on the date when due. For purposes of computing interest or fees, any payments under this Agreement that are received by the Lender later than 3:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Unless otherwise specified herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the immediately succeeding Business Day. Lender shall have the right to elect the method of payment of interest in cash, or upon mutual agreement between Borrower and Lender, in shares of Common Stock, by delivering an Interest Payment Election Notice to Borrower on or prior to each Interest Payment Date, or any other date when interest is due and owing hereunder. If Lender has not delivered the Interest Payment Election Notice on or prior to the date that is ten (10) calendar days prior to the applicable Interest Payment Date, then such Interest Payment Date shall be extended to the date that is ten (10) calendar days after Lender’s delivery of the applicable Interest Payment Election Notice. Interest shall be payable either in cash in immediately available funds or, upon mutual agreement of Borrower and Lender, in such number of shares of Common Stock determined by dividing the amount of the interest payment then due by the average volume weighted average price of the Common Stock reported by Bloomberg LP for the thirty trading days immediately preceding such Interest Payment Date and then rounded to the nearest whole share (the “Interest Shares”). Any Interest Shares shall be issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) or Rule 506(b) thereunder. Lender hereby represents that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Borrower agrees that upon written demand from Lender made no more than two times in any rolling 12-month period, Borrower shall file with the SEC, within 30 days following each such demand, a resale registration statement on Form S-3 (if Borrower is then eligible to use such form), or otherwise on Form S-1 (or any successor form thereto), covering any Interest Shares then held by Lender and not already registered for resale, and Borrower shall use its reasonable best efforts to cause each such registration statement to become effective as soon as reasonably practicable thereafter. Notwithstanding the foregoing, Borrower may defer filing of any such registration statement and related prospectus for up to sixty (60) consecutive days if in the good faith judgment of Borrower’s board of directors (the “Board”) such registration statement would be seriously detrimental to Borrower and the Board concludes as a result that it is essential to defer the filing of such registration statement at such time, in which event Borrower shall furnish to Lender a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to Borrower for such registration statement to be filed in the near future and that it is therefore essential to defer the filing of such registration statement; provided, however, that Borrower shall not defer its obligation in this manner more than once in any 12-month period.

(b) Interest Rate. Interest shall accrue on the outstanding principal amount of the Loan at a rate per annum equal to Eight Percent (8%) (the “Interest Rate”) from and including the Funding Date of each Loan Disbursement through and including the date such Loan is paid, prepaid or converted in accordance with the terms of this Agreement.

(c) Default Rate. After the occurrence and during the continuation of an Event of Default, all outstanding Loan amounts then overdue shall thereafter bear interest (“Default Interest”) at a rate per annum equal to Thirteen Percent (13%) (“Default Rate”). Any Default Interest shall be due upon the demand of the Lender and shall be paid either in cash or, upon mutual agreement of Borrower and Lender, in shares of Common Stock in the manner described under Section 2.4(a).

(d) Usury. It is the intent of Borrower and Lender at all times to comply strictly with the applicable California law (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under applicable California law) governing the maximum non-usurious rate or non-usurious amount of interest payable on the Note or the Indebtedness. If the applicable California law is ever judicially interpreted so as to render usurious any amount: (i) contracted for, charged, taken, reserved, or received pursuant to the Loan Documents, or any other communication or writing by or between Borrower and Lender related to the Indebtedness or to the transaction or transactions that are the subject matter of the Loan Documents; (ii) contracted for, charged, taken, reserved, or received by reason of Lender’s exercise of the option to accelerate the maturity of the Note and/or the Indebtedness; or (iii) Borrower has paid or Lender has received by reason of any voluntary prepayment by Borrower of the Note and/or the Indebtedness, then it is Borrower’s and Lender’s intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate that have been collected by Lender shall be credited on the principal balance of the Note and/or the Indebtedness (or, if the Note and all Indebtedness have been or would thereby be paid in full, refunded to Borrower), and that the provisions of the Loan Documents immediately be deemed reformed to reduce the amounts thereafter collectible under the Loan Documents, without the necessity of the execution of any new document, to comply with the applicable law, but to permit the recovery of the fullest amount otherwise called for. As a condition precedent to any claim seeking usury penalties against Lender, Borrower agrees that it shall provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note and/or the Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved, or received by Lender for the use, forbearance or detention of any Indebtedness evidenced by the Note and/or the Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Note and/or the Indebtedness until payment in full so that the rate or amount of interest on account of the Note and/or the Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to the Note and/or the Indebtedness for so long as any Indebtedness is outstanding. Notwithstanding anything to the contrary contained in the Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. Borrower shall not assert, and hereby waives to the fullest extent permitted by law, any claim of usury arising out of this Agreement.

(e) Computation of Interest and Fees. The amount of any interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

2.5 Payments to the Lender.

(a) Payment on Maturity Date. The outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable in full to the Lender on the Maturity Date.

(b) Payment on the Maturity Date. The payment required to be made to Lender on the Maturity Date shall be made to the Lender in immediately available funds in United States Dollars wired to the account designated by the Lender in writing and must be received by the Lender no later than 3:00 p.m. (New York time) on the date when due; provided, however, that: (i) at Lender’s election, in Lender’s sole and absolute discretion, payment shall be made by converting (or exchanging) outstanding Loan amounts then due (including principal and all accrued and unpaid interest) into (or for) the Storage Cash Flows Right and subsequently LLC Conversion Interests; or (ii) upon the mutual agreement of Lender and Borrower, into Cadiz Conversion Shares. For purposes of computing interest or fees, any payments under this Agreement that are received by the Lender later than 3:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Unless otherwise specified herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the immediately succeeding Business Day.

(c) All payments made pursuant to Section 2.2, Section 2.3, Section 2.4, Section 2.5 and Section 2.6 shall be applied: (a) first, to pay all outstanding fees and expenses then owed to the Lender; (b) second to the amount of all interest then accrued and unpaid in respect of the Loan; and (c) third to the outstanding principal amount of the Loan and shall permanently reduce the outstanding principal amount of the Loan.

2.6 Fees.

(a) Commitment Fee. On the Closing Date, the Borrower shall pay to the Lender a commitment fee equal to 600,000 shares of Common Stock (the “Commitment Fee Shares”). The Commitment Fee Shares shall be issued to Lender on the Closing Date.

(b) Funding Fees. On each Funding Date for each Loan Disbursement made to the Borrower, the Borrower shall pay to the Lender a funding fee equal to 25,000 shares of Common Stock in respect of each $1,000,000 increment of Loan Disbursement that are funded on such Funding Date (or, if the aggregate principal amount of the Loan Disbursement funded on such Funding Date is less than $1,000,000, the portion of 25,000 shares of Common Stock determined on a pro rata basis to be allocable to the aggregate principal amount of such Loan Disbursement) (the shares of Common Stock paid to the Lender as a funding fee pursuant to this clause (b), the “Funding Fee Shares”). The Funding Fee Shares to be issued for each Loan Disbursement shall be issued concurrently with each Loan Disbursement.

(c) Extension Fee. In the event the Maturity Date of the Loan is extended in accordance with Section 2.1, above, the Borrower shall pay to the Lender an extension fee equal to 800,000 shares of Common Stock (the “Extension Fee Shares”), which Extension Fee Shares shall be issued to Lender on the Initial Maturity Date.

(d) Registration of Commitment Fee Shares and Funding Fee Shares and Extension Fee Shares. Borrower agrees to issue the Commitment Fee Shares and the Funding Fee Shares and, if applicable, the Extension Fee Shares, pursuant to its effective shelf registration statement on Form S-3 on file with the SEC (SEC File No. 333-281507), or any replacement registration statement thereof.

2.7 Taxes. Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If Borrower is required by law to withhold Taxes, Borrower shall gross up such payments so that Lender receives the amount it would have received absent such withholding.

2.8 Conversion of Loan.

(a) Conversion into LLC Membership Interests. On: (i) any Business Day following the date that the final remaining amounts available to be drawn under the Maximum Loan Commitment have been funded pursuant to Section 2.1; and (ii) on the Maturity Date, the Lender shall have the right, but not the obligation, to elect to convert all, but not less than all, of the outstanding principal amount of the Loan, together with all unpaid interest then accrued thereon, into a contractual right (the “Storage Cash Flows Right”) to receive cash flows from Borrower’s water storage rights in the Mojave Groundwater Bank (as defined in Section 3.5) (the “Storage Cash Flows”) in an amount equal to the product of: (a) Fifty-One Percent (51%), multiplied by (b) the Conversion Factor, pursuant to the Conversion Agreement, provided that the Lender shall contribute the Storage Cash Flows Right to Mojave Water Infrastructure Company, LLC, a Delaware limited liability company (the “LLC”), in exchange for class B membership units in the LLC, which shall be the same class of membership units offered to other tribal investors in the LLC (the “LLC Conversion Interests”). In connection with the Storage Cash Flows Right Conversion and the LLC Conversion, the Lender agrees to execute a contribution and subscription agreement in form and substance reasonably acceptable to Lender, Borrower and the managing member of the LLC, the amended and restated limited liability company agreement of the LLC to be executed by Borrower, the managing member of the LLC and any other investors in the Class B membership units of the LLC (the “LLCA”), and such other applicable documentation as the other investors in the class B membership units of the LLC are required to execute in connection with their investments in the LLC. In the event Lender has not made Loan Disbursements totaling the Maximum Loan Commitment, on the Maturity Date, and prior to any repayment of the Loan in cash, the Lender shall have the right, but not the obligation, to make a final Loan Disbursement in an amount equal to the sum of: (i) the Maximum Loan Commitment, minus (ii) the sum of all Loan Disbursements funded as of the time of conversion such that the Loan is fully-funded.

(b) Conversion into Common Stock of Borrower. Upon mutual agreement of the Lender and the Borrower at any time, which agreement may be granted or withheld by Lender and Borrower in each of their sole and absolute discretion, the outstanding principal amount the Loan, together with all unpaid interest then accrued thereon, may be converted into shares of Common Stock (“Cadiz Conversion Shares”) upon such terms and conditions as the Lender and the Borrower may agree. In the event of any mutual written agreement to convert the Loan into Cadiz Conversion Shares, the Borrower will agree to register the resale of the Cadiz Conversion Shares with the SEC on Form S-3 or such other form of registration statement as the Borrower is then eligible to use for such purpose, as soon as commercially practicable and in any event within forty-five (45) days following the issuance of such Cadiz Conversion Shares.

SECTION 3. REPRESENTATIONS AND WARRANTIES and covenants

To induce the Lender to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to the Lender that:

3.1 Existence. The Borrower: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged.

3.2 Power; Authorization; Enforceable Obligations. The Borrower has the power, authority and the legal right to make, deliver and perform this Agreement and to obtain extensions of credit hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement and to authorize the extensions of credit on the terms and conditions of this Agreement. No material consent, or authorization of, filing with, notice to, or other act by or in respect of, any Governmental Authority, or any other person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity, or enforceability of this Agreement, except for those which have been duly obtained. This Agreement has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3 No Legal Bar. The execution, delivery and performance of this Agreement, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material contractual obligation of the Borrower in any material manner, and will not result in, or require, the creation or imposition of any lien on any of its properties or revenues pursuant to any material Requirement of Law or any such material contractual obligation.

3.4 Solvency. After giving effect to the incurrence of the Loan and obligations being incurred in connection herewith, the Borrower and its consolidated subsidiaries, taken as a whole, will be Solvent.

3.5 Use of Proceeds. The proceeds of the Loan shall not be used by the Borrower for any purpose other than: (a) to fund the construction, development, ownership, operation, and other ongoing costs of the Borrower’s groundwater banking project in the Mojave Desert (the “Mojave Groundwater Bank”), substantially as outlined in Schedule 3.5 hereto; and (b) to reimburse Borrower’s expenses relating to the construction, development, ownership, operation and other ongoing costs of the Mojave Groundwater Bank, including, without limitation, reasonable legal, audit, accounting and due diligence fees and expenses of the Borrower and its subsidiaries in connection with this Agreement, and such reasonable fees and expenses of the Borrower related to any registration statement or prospectus filing with the SEC in connection with this Agreement.

3.6 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened, against Borrower which, if adversely determined, might cause a Material Adverse Event.

3.7 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would be a Material Adverse Event. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any other agreement or instrument to which it is a party or by which it or its assets is bound, which default might have consequences that would be a Material Adverse Event.

3.8 Compliance. To the Borrower’s knowledge, the Mojave Groundwater Bank and the use thereof, comply in all material respects with all applicable legal requirements, including, without limitation, all laws, ordinances, regulations, and codes, the failure of which would cause a Material Adverse Event. Borrower is not in default or violation of any order, writ, injunction, decree, or demand of any Governmental Authority, the violation of which might cause a Material Adverse Event. No legal proceedings are pending or, to the knowledge of Borrower, threatened, with respect to the Mojave Groundwater Bank which would cause a Material Adverse Event.

3.9 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim, or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim, or defense with respect thereto.

3.10 Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district, and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district, and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.11 Storage Cash Flows Right. Neither the Storage Cash Flows Right nor any part thereof or interest therein are subject to any purchase options, rights of first refusal or offer to purchase or other similar rights in favor of third parties.

3.12 Bankruptcy Filings. No petition in bankruptcy or insolvency has been filed or is pending against Borrower, and Borrower has not made an assignment for the benefit of creditors or taken advantage of any insolvency laws. Borrower is not contemplating either the filing of a petition under any federal, state, local, or foreign bankruptcy or insolvency laws or the liquidation of all or a material portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower.

From and after the Effective Date, and until all Indebtedness has been indefeasibly paid and performed in full, the Borrower covenants and agrees as follows:

(a) Payment and Performance. The Borrower shall duly and punctually pay the principal of, and interest on, the Loan and all other Indebtedness in accordance with the terms of this Agreement and the other Loan Documents and shall observe and perform in all material respects all covenants, agreements and obligations contained herein and therein.

(b) Preservation of Existence. The Borrower shall preserve and maintain its corporate existence, rights and franchises in the jurisdiction of its organization and shall qualify and remain in good standing in each other jurisdiction where the failure to so qualify would reasonably be expected to cause a Material Adverse Event.

(c) Compliance with Laws. The Borrower shall comply in all material respects with all Requirements of Law applicable to it or its business and properties, including all environmental, labor, ERISA, and anti-corruption laws.

SECTION 4. CONDITIONS PRECEDENT for borrowing and Loan disbursements

4.1 Conditions Precedent to the Funding of Loan Disbursements. The obligation of the Lender to make any Loan Disbursement on a Funding Date set forth in a Borrowing Notice is subject to the satisfaction, or waiver in writing in accordance with Section 6.1, of the following conditions on or before such Funding Date (collectively, the “Loan Disbursement Conditions”):

(a) All Loan Documents are in full force and effect and are binding and enforceable obligations of Borrower;

(b) The representations and warranties set forth in this Agreement shall be true and correct in all material respects as of such Funding Date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(c) The covenants made by Borrower to Lender, as contained in the Loan Documents shall have been fully complied with including, without limitation, the obligation to issue Shares under this Agreement;

(d) (i) no Potential Event of Default or Event of Default has occurred and is continuing; (ii) there exists no Material Adverse Event; and (iii) no provision of law, order of any Governmental Authority, or any regulation, rule or interpretation thereof, has resulted in a Material Adverse Event with respect to the validity or enforceability of any Loan Document;

(e) The issuance of the Shares shall comply with all applicable SEC compliance requirements; and

(f) Borrower has delivered to Lender a Borrowing Notice that complies with this Agreement.

SECTION 5. EVENTS OF DEFAULT

Each of the following events shall each constitute an “Event of Default” under this Agreement:

(a) the Borrower shall fail to pay any principal of any Loan when due and payable in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof;

(b) the Borrower shall fail to issue any Shares as and when required to be issued under this Agreement;

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in any other Loan Document and, if such failure (other than a payment failure) is capable of being cured, it shall continue unremedied for thirty (30) days after written notice thereof from the Lender, provided, that if Borrower is unable to effectuate a cure within such thirty (30) day period, then such period shall be extended for up to an additional sixty (60) days so long as Borrower promptly commences to cure during the initial thirty (30) day period and thereafter diligently pursues such cure to completion;

(d) any representation or warranty made or deemed made by the Borrower in this Agreement, in any other Loan Document, or in any certificate, financial statement or other document delivered to the Lender shall prove to have been false or misleading in any material respect when made or deemed made;

(e) the Borrower shall: (i) fail to pay when due (after giving effect to any applicable grace period) any principal of, or interest on, any other indebtedness for borrowed money, the failure of which is reasonably likely to cause a Material Adverse Event; or (ii) breach or default under any instrument or agreement evidencing or relating to such indebtedness if the effect of such breach or default is to cause such indebtedness to become or be declared due and payable prior to its stated maturity and which is reasonably likely to cause a Material Adverse Event;

(f) any judgment, decree or order for the payment of money in an aggregate amount that will cause a Material Adverse Event shall be rendered against the Borrower and shall remain unpaid, undischarged or unstayed for a period of sixty (60) days;

(g) a Material Adverse Event shall occur;

(h) the Borrower shall fail to maintain in full force and effect all governmental authorizations, permits and approvals material to the ownership or operation of the Mojave Groundwater Bank or any other material business of the Borrower; and

(i) (i) the Borrower shall commence any case, proceeding or other action: (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts; or (B) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that: (A) results in the entry of an order for relief or any such adjudication or appointment; or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof.

Upon the occurrence, and during the continuance of any Event of Default, the Lender may, at its sole option and without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower:

(a) Declare the Loan (with accrued interest thereon) and all other Indebtedness to be immediately due and payable; provided, however, that if such event is an Event of Default specified in clause (i) or (ii) of clause (i) above, the Loan (with accrued interest thereon) and all other Indebtedness owing under this Agreement shall automatically immediately become due and payable;

(b) Cease making any further Loan Disbursements;

(c) Convert the outstanding principal balance of the Loan (together with interest thereon) into a contractual right to receive Storage Cash Flows subject to and in accordance with Section 2.8(a); and

(d) Exercise any or all rights and remedies available to it hereunder or under applicable law.

All remedies of the Lender hereunder are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not preclude the exercise of any other.

SECTION 6. MISCELLANEOUS

6.1 Amendments and Waivers. None of the terms of this Agreement may be amended, supplemented or modified unless evidenced in writing and signed by each of the parties hereto. No delay or omission by the Lender in exercising any right, power or privilege shall impair the same or be construed as a waiver thereof.

6.2 Notices. All notices, requests and demands to, or upon the, respective parties hereto to be effective shall be in writing (including by electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered (or when delivery is rejected), and in the case of electronic notice, when delivered without any “bounceback” or other notice of non-delivery being received by the sender, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:

Cadiz Inc.

[***]

Attention: Chief Financial Officer

Telephone: [***]

E-mail: [***]

with a copy to:

Norton Rose Fulbright US LLP

[***]

Attention: Kevin Friedmann

Telephone: [***]

E-mail: [***]

Lender:

Lytton Rancheria of California

[***]

Attention:  Andy Mejia, Chairperson

Frank Riolo

E-mail: [***]

and

Lytton Rancheria of California

[***]

Attn: Larry Stidham

E-mail: [***]

with a copy to:

Carle, Mackie, Power & Ross LLP
[***]

Attn: Phillip H. Kalsched, Esq.

Trevor M. Codington, Esq.

E-mail: [***]

Provided that any notice, request or demand to or upon the Lender shall not be effective until received. Counsel for any party may deliver notice on behalf of such party.

6.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

6.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan and other extensions of credit hereunder.

6.5 Payment of Expenses. The Borrower agrees to pay or reimburse the Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution of, enforcement of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith. All amounts due under this Section 6.5, in connection with the initial funding of the Loans, shall be payable on the Effective Date, unless otherwise offset against the proceeds of the Loan in accordance with the Borrower’s election, and otherwise, shall be payable no later than ten (10) days after written demand therefor. The agreements in this Section 6.5 shall survive the payment of the Loan.

6.6 Successors and Assigns; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees permitted hereby; provided that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Lender may assign its rights and obligations hereunder and under the Note, in whole or in part, to any Affiliate of Lender or tribal entity without Borrower’s consent, and any other assignment by Lender shall require Borrower’s prior written consent. Any attempted assignment or transfer by a party hereto not expressly permitted hereby or consented to as required hereby shall be null and void.

6.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement may be executed by means of: (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature.

6.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.9 Integration. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations, or warranties by any such party relative to the subject matter hereof not expressly set forth or referred to herein.

6.10 Governing Law; Sovereign Immunity; Dispute Resolution; JURY TRIAL WAIVER. This Agreement and any claim or controversy arising hereunder is to be construed in accordance with and governed by the internal laws of the State of California applicable to agreements made and to be performed entirely in such State, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. The parties acknowledge that Lender is a federally recognized Indian tribe, a Tribal Government and, as such, it possesses sovereign immunity from suit. Nothing in this Agreement is or shall be deemed to be a waiver of Lender’s sovereign immunity from suit, which immunity is expressly asserted, except that Lender agrees to waive its immunity for the limited and sole purpose of compelling arbitration and of enforcing an arbitration decision rendered pursuant to the terms and conditions of this Agreement. Lender’s limited waiver of its sovereign immunity as provided herein in favor of Borrower extends only to an arbitration, action to compel arbitration and action to confirm or enforce arbitration awards by Borrower for money damages, specific performance, injunctive relief, and/or declaratory relief for Lender’s breach of this Agreement. Prior to pursuing any arbitration, each party shall, whenever possible, attempt to resolve any grievances, complaints or disputes that are brought to its attention by the other party. Each party shall notify the other party in writing of any material dissatisfaction with the other party’s performance at the other party’s address of record. Within ten (10) business days of receipt of such notice, unless the problem has been resolved, the parties shall meet and confer in good faith to determine what remedial action, if any, is necessary. Any disputes, claims or controversies arising under this Agreement, including, but not limited to, any claim to rescind, reform or otherwise modify any provision of the Loan Documents, shall be submitted to JAMS and conducted pursuant to the California Arbitration Act, Code of Civil Procedure §1280 et seq. The parties shall have the right to conduct discovery in accordance with §1283.05. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including, but not limited to, taking or disposing of such property with or without judicial process pursuant Article 9 of the Uniform Commercial Code. The parties agree that in the event of an action for judicial foreclosure pursuant to California Code of Civil Procedure §726, the commencement of such an action will not constitute a waiver of the right to arbitrate and the court shall refer to arbitration as much of such action, including, but not limited to, counterclaims, as lawfully may be referred to arbitration. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. Each party shall initially pay its own arbitration costs and expenses, but the arbitrator may, in its discretion, include such costs and expenses, together with reasonable attorneys’ fees, costs and expenses, and the fees, costs and expenses of expert witnesses, as part of the award to the prevailing party. Either party may seek judicial enforcement of the arbitration decision. Such enforcement actions shall be brought in the United States District Court for the Northern District of California, the United States Court of Appeals for the Ninth Circuit, and the United States Supreme Court. If the United States District Court for the Northern District of California determines that it lacks jurisdiction, the parties shall be entitled to file in the appropriate trial court for the State of California. The awards of any arbitration if brought in Federal Court shall be governed by the Federal Arbitration Act codified in Title 9 of the United States Code except as the same may be changed or limited by the provisions of this Agreement. The appropriate Court shall have the authority not only to confirm any order or decision of the arbitrator, but to issue all orders necessary, including, but not limited to, the issuance of temporary or permanent injunctions to prohibit the parties from engaging in conduct that violates the provisions of this Agreement; compelling the parties to comply with the provisions of this Agreement; or requiring the parties to pay over any income or profits subject to attachment or any decision or order of any arbitrator selected under this Agreement. Judicial remedies are specifically limited to the following: (a) the enforcement of an award of money damages by arbitration pursuant to this Agreement and to award the prevailing party the costs of arbitration, court costs to enforce the arbitration decision and legal fees incurred during arbitration and any subsequent court proceedings to enforce the arbitration decision; and (b) the enforcement of a determination by an arbitrator pursuant to this Agreement that mandates either party to specifically perform any obligation under this Agreement (other than an obligation to pay money). THE PARTIES HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

6.11 Acknowledgments. Each of the Lender and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement; and

(b) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Borrower and the Lender.

6.12 Confidentiality. The Lender agrees to keep confidential all material non-public information provided to it by or on behalf of the Borrower pursuant to or in connection with this Agreement that is designated as confidential; provided that nothing herein shall prevent the Lender from disclosing any such information: (a) to any of its affiliates; (b)  to its employees, directors, agents, attorneys, accountants, and other professional advisors or those of any of its affiliates; (c) upon the request or demand of any Governmental Authority; (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law; (e) if requested or required to do so in connection with any litigation or similar proceeding; (f) that has been publicly disclosed; or (g) in connection with the exercise of any remedy hereunder. The Lender further agrees that it shall not engage in any public purchases or sales of any securities of the Borrower for so long as the Lender possesses material non-public information about the Borrower.

[Signature Pages to come]

BORROWER:

CADIZ INC.,
a Delaware corporation

By:	/s/ Susan Kennedy
Name:	Susan Kennedy
Title:	Chief Executive Officer

LENDER:

LYTTON RANCHERIA OF CALIFORNIA,
a federally recognized Indian tribe,
a Tribal Government

By:	/s/ Andy Mejia
Name:	Andy Mejia
Title:	Chairperson

Signature page to Credit Agreement

Exhibit A

Form of Borrowing Notice

Borrowing Notice

On October 27, 2025, Cadiz Inc., a Delaware corporation (the “Borrower”), and Lytton Rancheria of California, a federally recognized Indian tribe, a Tribal Government, as lender (the “Lender”), entered into that certain Credit Agreement (the “Credit Agreement”). Capitalized terms used, but not defined, in this Borrowing Notice have the meanings specified in the Credit Agreement. The effective date of this Borrowing Notice is ______________ (the “Effective Date”).

Borrower delivers this Borrowing Notice to Lender pursuant to Section 2.1(b) of the Credit Agreement:

Amount to Disburse: $____________________

Date to Disburse: _____________________

Wire Instructions:

[INSERT WIRE INSTRUCTIONS]

Borrower certifies to Lender, as of the Effective Date, as follows:

(a) All Loan Documents are in full force and effect, and are binding and enforceable obligations of Borrower;

(b) The representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the Effective Date and the Funding Date that is the subject of this Borrowing Notice, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(c) The covenants made by Borrower to Lender, as contained in the Loan Documents, have been fully complied with including, without limitation, the obligation to issue Shares under the Credit Agreement; and

(d) (i) no Potential Event of Default or Event of Default has occurred and is continuing; (ii) there exists no Material Adverse Event; and (iii) no provision of law, order of any Governmental Authority, or any regulation, rule or interpretation thereof, has resulted in a Material Adverse Event with respect to the validity or enforceability of any Loan Document.

This Borrowing Notice is executed as of the Effective Date.

CADIZ INC.,
a Delaware corporation
By:
Name:
Title:

Exhibit B

Form of Promissory Note

PROMISSORY NOTE

$51,000,000.00	San Francisco, California October 27, 2025

FOR VALUE RECEIVED, CADIZ INC., a Delaware corporation, as maker, having its principal place of business at 550 S. Hope Street, Suite 2850, Los Angeles, CA 90071 (together with its successors and permitted assigns, “Borrower”), hereby unconditionally promises to pay to the order of LYTTON RANCHERIA OF CALIFORNIA, a federally recognized Indian tribe, a Tribal Government, having an address at 1500 Falling Oak Way, Windsor, CA 95492 (together with its successors and assigns, “Lender”), or at such other place as the Lender may from time to time designate in writing, the principal sum of FIFTY-ONE MILLION AND 00/100 DOLLARS ($51,000,000.00), or such portion thereof as is disbursed pursuant to that certain Credit Agreement dated as of the date hereof (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and between Borrower and Lender, in lawful money of the United States of America, with interest on each Loan Disbursement (as defined in the Credit Agreement) to be computed from the date of such Loan Disbursement at the interest rate specified in the Credit Agreement, and to be paid in accordance with the terms of this Promissory Note (as amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Note”) and the Credit Agreement. All capitalized terms not defined herein shall have the respective meanings set forth in the Credit Agreement.

ARTICLE 1:
PAYMENT TERMS

Borrower agrees to pay the principal sum of this Note and interest on the unpaid principal sum of this Note and all other amounts due under the Credit Agreement and the other Loan Documents from time to time outstanding without relief from valuation and appraisement laws at the rates and at the times specified in the Credit Agreement and the outstanding balance of the principal sum of this Note and all accrued and unpaid interest thereon and all other amounts due under the Credit Agreement and the other Loan Documents shall be due and payable, in all events, on the Maturity Date.

ARTICLE 2:
DEFAULT AND ACCELERATION

Upon the occurrence and during the continuance of any Event of Default, the Lender may, at its sole option and without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, exercise the remedies set forth in Section 5 of the Credit Agreement.

ARTICLE 3:
LOAN DOCUMENTS

All of the terms, covenants and conditions contained in the Credit Agreement and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event of a conflict or inconsistency between the terms of this Note and the Credit Agreement, the terms and provisions of the Credit Agreement shall govern.

ARTICLE 4:
NO ORAL CHANGE

This Note may not be modified, amended, waived, extended, changed, discharged, or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge, or termination is sought.

ARTICLE 5:
WAIVERS

Borrower and all others who may become liable for the payment of all or any part of the Indebtedness do hereby severally waive presentment and demand for payment, notice of dishonor, notice of intention to accelerate, protest and notice of protest and non-payment and all other notices of any kind; provided, however, that Borrower does not waive any notice of any Event of Default. No extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Credit Agreement or the other Loan Documents made by agreement between Lender or any other Person shall release, modify, amend, waive, extend, change, discharge, terminate, or affect the liability of Borrower or any other Person who may become liable for the payment of all or any part of the Indebtedness under this Note, the Credit Agreement or the other Loan Documents. No notice to, or demand on, Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand as provided for in this Note, the Credit Agreement or the other Loan Documents. If Borrower is a partnership or limited liability company, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the partnership or limited liability company, and the term “Borrower,” as used herein, shall include any alternate or successor partnership or limited liability company, but any predecessor partnership or limited liability company and their partners or members shall not thereby be released from any liability. If Borrower is a corporation, the agreements contained herein shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower,” as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. (Nothing in the foregoing sentence shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, limited liability company or corporation, which may be set forth in the Credit Agreement, or any other Loan Document.)

ARTICLE 6:
GOVERNING LAW

Reference is hereby made to Section 6.10 of the Credit Agreement, which is incorporated in this Note as though fully set forth herein, mutadis mutandis.

ARTICLE 7:
NOTICES

All notices or other written communications hereunder shall be delivered in accordance with Section 6.2 of the Credit Agreement.

ARTICLE 8:
SUCCESSORS AND ASSIGNS; JOINT AND SEVERAL

This Note shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and permitted assigns. Lender may sell, assign, pledge, participate, transfer, or delegate, as applicable, all or a portion of its rights and obligations under this Note to any Affiliate of Lender or tribal entity without Borrower’s consent, and any other assignment by Lender shall require Borrower’s prior written consent. Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Note. Borrower shall not have the right to assign, delegate or transfer its rights or obligations under this Note without the prior written consent of Lender, and any attempted assignment, delegation or transfer without such consent shall be null and void.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note as of the day and year first above written.

BORROWER:

CADIZ INC.,
a Delaware corporation

By:	/s/ Susan Kennedy
Name:	Susan Kennedy
Title:	Chief Executive Officer

Schedule 3.5

Use of Proceeds

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